Exhibit 5.3

FENNEMORE CRAIG, P.C.

3003 North Central Avenue, Suite 2600

Phoenix, Arizona 85012-2913

(602) 916-5000

Law Offices Phoenix (602) 916-5000 Tucson (520) 879-6800 Nogales (520) 281-3480 Las Vegas (702) 692-8000 Denver (303) 291-3200

March 9, 2012

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Subordinated Note Guarantee by Farnam Companies, Inc. and Seeds West, Inc.

Ladies and Gentlemen:

We have acted as special Arizona counsel to Farnam Companies, Inc., an Arizona corporation (“Farnam”) and Seeds West, Inc., an Arizona corporation (“Seeds West”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2012 by Central Garden & Pet Company (“Central”), as issuer, and certain guarantors, including Farnam and Seeds West, relating to: (i) the issuance by Central of $50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Exchange Notes”); and (ii) the issuance by Seeds West and Farnam of guarantees (together, the “Guarantees”) along with the issuance by certain other guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $50,000,000 aggregate principal amount of Central’s outstanding unregistered 8.25% Senior Subordinated Notes due 2018 issued on February 13, 2012.

The Exchange Notes will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including Farnam and Seeds West, as guarantors (the “Guarantors”), and the Trustee and the Second Supplemental Indenture, dated as of February 13, 2012, among Central, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and First Supplemental Indenture, the “Indenture”).

As special Arizona counsel to Farnam and Seeds West, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a) the Registration Statement;

FENNEMORE CRAIG, P.C.

Central Garden & Pet Company

March 9, 2012

(b) the Indenture;

(c) the Guarantee of Farnam;

(d) the Guarantee of Seeds West; and

(e) the resolutions adopted by the Board of Directors of each of Farnam and Seeds West pertaining to the authorization, issuance, execution and delivery of the First Supplemental Indenture and the Second Supplemental Indenture and the Guarantee issued pursuant to the Indenture.

The documents listed in items (a)-(e) above are herein sometimes collectively referred to as the “Documents.”

We have examined such records of each of Farnam and Seeds West, such certificates of officers of each of Farnam and Seeds West, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of each of Farnam and Seeds West, copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a) the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b) the legal capacity of all natural persons;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e) the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of each of Farnam and Seeds West.

FENNEMORE CRAIG, P.C.

Central Garden & Pet Company

March 9, 2012

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of the State of Arizona, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. Each of Farnam and Seeds West has been duly organized and is validly existing and in good standing under the laws of the Arizona.

2. The execution and delivery by each of Farnam and Seeds West of the First Supplemental Indenture and the Second Supplemental Indenture and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of each of Farnam and Seeds West and the First Supplemental Indenture and the Second Supplemental Indenture have been duly executed and delivered (to the extent such delivery is governed by the law of Arizona) by each of Farnam and Seeds West.

3. The Guarantee of Farnam has been duly authorized, executed and issued by Farnam.

4. The Guarantee of Seeds West has been duly authorized, executed and issued by Seeds West.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Commission.

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CWR/BS